Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	John E. Peck
President and CEO
(270) 885-1171

HOPFED BANCORP REPORTS THIRD QUARTER RESULTS

HOPKINSVILLE, Ky. (October 22, 2003)—HopFed Bancorp, Inc. (NASDAQ: HFBC) (the “Company”) today reported results for the third quarter and the nine-month period ended September 30, 2003. Net income for the third quarter ended September 30, 2003, was $1,045,000, or $0.29 per share, compared with net income of $1,269,000, or $0.35 per share, for the third quarter in 2002. Net income for the nine months ended September 30, 2003, was $2,546,000, or $0.70 per share, compared with net income of $3,645,000, or $1.00 per share.

Third quarter and year to date net income declined over the same periods in 2002 due to several factors, the most significant being a higher provision for loan loss expense and a settlement expense to close the Company’s defined benefit pension plan. The settlement expense reduced current period net income by $528,000, net of taxes. The Company’s provision for loan loss expense for the third quarter and nine-month period ended September 30, 2003, was $430,000 and $1.3 million respectively, compared to $250,000 and $450,000 for the same periods in 2002.

Commenting on the third quarter results, John E. Peck, president and chief executive officer, said, “The Company is please with its growth in each of its markets. We anticipate that the Calvert City office will open in November of 2003, providing another valuable growth market for the Company. The Company recently obtained $10 million dollars in proceeds from a Trust Preferred Offering, providing the capital needed for future growth opportunities.

“In addition, at September 30, 2003, total assets increased to $521.7 million compared with $427.5 million at December 31, 2002; deposits increased to $409.7 million compared with $353.7 million at December 31, 2002; while net loans increased to $325.6 million compared with $292.1 million at December 31, 2002.

“The Company’s decision to increase its funding of the allowance for loan loss account was due to several factors, the most important being the growth of the loan portfolio in the last two years. Local economic conditions also played a factor in our decision due to our proximity to the 101st Airborne Division of Fort Campbell. Despite these concerns, the Company’s total of non-performing loans at September 30, 2003, were $931,000, or 0.28% of loans, as compared to $833,000, or 0.29% of loans at December 31, 2002. The Company’s ratio of allowance for loan loss to total loans has increased from 0.50% at December 31, 2002 to 0.70% at September 30, 2003.

HopFed Bancorp, Inc. is a holding company for Heritage Bank headquartered in Hopkinsville, Kentucky. The Bank has eight offices in western Kentucky and offers a broad line of banking and financial products and services with the personalized focus of a community banking organization.

-MORE-

HFBC Announces Third Quarter Results

October 22, 2003

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risk, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the Company’s operating results, performance or financial condition are competition and the demand for the Company’s products and services, and other factors as set forth in filings with the Securities and Exchange Commission.

HOPFED BANCORP, INC.

Selected Financial Data

(In thousands, except per share data)

	Three Months Ended September 30,
	2003	2002
Earnings Summary:
Net interest income	$3,145	$2,618
Provision for loan losses	450	250
Non-interest income	883	677
Non-interest expense	2,033	1,144

Income before taxes	1,545	1,901
Income tax expense	500	632

Net income	$1,045	$1,269

Earnings per share:
Basic and diluted	$0.29	$0.35

Weighted average shares outstanding
Basic	3,630	3,630

Diluted	3,658	3,638

	Nine Months Ended September 30,
	2003	2002
Earnings Summary:
Net interest income	$9,113	$7,834
Provision for loan losses	1,300	430
Non-interest income	2,803	1,517
Non-interest expense	6,868	3,423

Income before taxes	3,748	5,498
Income tax expense	1,202	1,853

Net income	$2,546	$3,645

Earnings per share:
Basic and diluted	$0.70	$1.00

Weighted average shares outstanding
Basic	3,630	3,631

Diluted	3,654	3,636

-MORE-

HFBC Announces Third Quarter Results

October 22, 2003

	As of Sept. 30, 2003	As of Dec. 31, 2002
Balance Sheet Data:
Total assets	$521,683	$427,502
Loans receivable, net	325,631	292,095
Total deposits	409,653	353,655
Shareholders’ equity	47,128	46,878
Book value per share	$12.98	$12.91

-END-